                                                                      EXHIBIT 99


 [TACT LOGO]      Company Contact:               Investor Contact:
                  Richard D. Falcone, CFO        Joseph M. Zappulla
                  TACT                           Wall Street Investor Relations
                  732-499-8228                   212-681-4100
                  rfalcone@tact.com              jzappulla@wallstreetir.com





THE A CONSULTING TEAM GENERATES EPS OF $0.16 IN FOURTH QUARTER

      o  NET EARNINGS REACH $0.57 PER SHARE FOR THE YEAR
      o  REVENUE GREW 16 PERCENT IN 2004


NEW YORK, NY, FEBRUARY 28, 2005 - THE A CONSULTING TEAM (`TACT') (NASDAQ
SMALLCAP: TACX), AN IT AND BUSINESS PROCESS OUTSOURCING (BPO) SERVICES PROVIDER TO FORTUNE 1000 COMPANIES, TODAY REPORTED FINANCIAL RESULTS FOR ITS FOURTH QUARTER ENDED DECEMBER 31, 2004. THE COMPANY REPORTED REVENUE OF $6.3 MILLION, AN INCREASE OF 10.5 PERCENT OVER THE FOURTH QUARTER OF THE PREVIOUS YEAR. NET EARNINGS INCREASED TO $349,000 OR $0.15 PER DILUTED SHARE FROM $73,000 OR $0.03 PER DILUTED SHARE IN THE FOURTH QUARTER OF THE PREVIOUS YEAR.


----------------------------------------------------------------------------------------------------------
 (In 000s except per share amounts)            Three Months Ended                   Twelve Months Ended
----------------------------------------------------------------------------------------------------------
                                                        12-31-04      12-31-03      12-31-04      12-31-03
----------------------------------------------------------------------------------------------------------
Revenue                                                 $ 6,302       $ 5,704       $25,035       $21,646
----------------------------------------------------------------------------------------------------------
Gross profit                                            $ 1,986       $ 1,592       $ 7,674       $ 5,816
----------------------------------------------------------------------------------------------------------
Net earnings/(loss)                                     $   349       $    73       $ 1,237       $ (123)
----------------------------------------------------------------------------------------------------------
Earnings per diluted share                              $  0.15       $  0.03       $  0.53       $(0.07)
----------------------------------------------------------------------------------------------------------


Gross margin during the fourth quarter was 31.5 percent, compared to 27.9 percent during the fourth quarter last year. Selling, general and administrative (SG&A) costs were $1.6 million during the fourth quarter, an increase of 19 percent from the previous year's level.

For the year, gross margin increased to 30.7 percent from 26.9 percent in 2003. SG&A grew 17 percent to $6.0 million in 2004 from $5.1 million in 2003, but as a percentage of revenue was unchanged from the prior year at 23 percent.

On January 23, 2005 TACT announced that it had agreed to combine (in a share exchange transaction) with Vanguard Info-Solutions Corporation ("Vanguard"), a private global business process outsourcing, call center and IT services company with operations in the US and India.

Under the terms of the agreement, (which will require the approval by a majority of TACT's shareholders and be subject to other customary closing conditions) and certain other concurrent agreements:

         o Vanguard shareholders will receive approximately 7.3 million new shares of TACT common stock,

         o Oak Finance Investments Limited, a private investment company ("Oak"), will purchase 625,000 new restricted shares of common stock directly from TACT for $5 million or $8 per share, and will be granted an option to purchase up to an additional 625,000 new restricted shares of common stock for $8 per share within 120 days of the closing of the acquisition of Vanguard,

         o Oak will purchase 1,024,698 shares of common stock for $10.25 per share, from TACT's Chairman and CEO, Shmuel BenTov, which represents all of the shares owned by Mr. BenTov,

         o TACT's Board of Directors has approved the payment of a cash dividend of $0.75 per share, contingent upon the consummation of the Transaction. This dividend will be paid to shareholders of record of TACT common stock as of a date prior to closing, to be set by TACT's Board of Directors, and

         o The name of the combined companies will be changed to "Vanguard Info-Solutions International Inc."

Upon the closing of the Transaction, which is expected to occur during the second quarter of 2005, TACT will have approximately 10.3 million shares outstanding. The pro-forma 2004 annualized revenue for the combined companies was approximately $62 million and is projected to be approximately $80 million for 2005.

"This marks six consecutive quarters and 10 out of 13 quarters of net profitability for TACT. We also delivered 16% top line growth, while significantly improving gross margins," commented Shmuel BenTov, TACT's chairman and CEO. "TACT endured a long cyclical correction and succeeded in delivering solid results for our shareholders. We are all very excited about the proposed merger with Vanguard. The combined resources and additional working capital should provide our shareholders with significantly stronger revenue and earnings growth potential."

Richard Falcone, TACT's chief financial officer, added, "TACT ended the year with book value per share of $2.85, which is up 25% from the end of the previous year. Our current ratio increased to 3.03 from 2.58 at the end of 2003, and we have no long term debt."

TACT has scheduled a conference call to present its fourth quarter and full year financial results today, Monday, February 28, 2005 at 4:15 pm (EST). Interested parties may access the conference call by dialing 888-343-7239 and providing the following reservation number: 21233002. The conference call can also be accessed over the Internet at www.fulldisclosure.com (CCBN). A replay of the conference call in its entirety will be available approximately one hour after its completion for 24 hours by dialing 800-633-8284 and providing the reservation number listed above.

About TACT's SMART Approach
TACT's Smart Approach is a leading edge set of end-to-end solutions and services that include Strategy, Methodology, Architecture, Resources and Tools. The Strategy is developed together with the client to ensure that the client's goals and objectives are met. The Methodology is a Tried and True TACT Methodology that is followed in order to implement the Strategy. The solutions and services are built on a robust Architecture, Utilize highly qualified TACT Resources and Exploits best-of-breed Tools.

About TACT
TACT (Nasdaq SmallCap:TACX) is an end-to-end an IT and Business Process Outsourcing (BPO) services provider to Fortune 1000 companies, and other large organizations. TACT through its SMART Approach, a leading edge set of end-to-end solutions and services that include Strategy, Methodology, Architecture, Resources and Tools provides its clients with modernization and development services, which include systems that should be replaced and rewritten, enhanced, converted or Web Enabled. More information about TACT(R) can be found at its web site at http://www.tact.com "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on March 29, 2004.



*** Financial Statements Follow ***

                           THE A CONSULTING TEAM, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                     TWELVE MONTHS ENDED                       THREE MONTHS ENDED
                                                        DECEMBER 31,                              DECEMBER 31,
                                         ------------------------------------------ ----------------------------------------
                                                 2004                 2003                  2004                2003
                                         --------------------- -------------------- ----------------------------------------
                                             (UNAUDITED)           (UNAUDITED)          (UNAUDITED)         (UNAUDITED)

Revenues                                    $ 25,035,167         $ 21,645,763         $  6,302,103         $  5,704,322
Cost of revenues                              17,361,526           15,829,442            4,315,687            4,112,497
                                            ------------         ------------         ------------         ------------
Gross profit                                   7,673,641            5,816,321            1,986,416            1,591,825

Operating expenses:
Selling, general & administrative              5,952,343            5,105,462            1,566,881            1,318,585
Depreciation & amortization                      360,859              752,609               68,200              167,076
                                            ------------         ------------         ------------         ------------
                                               6,313,202            5,858,071            1,635,081            1,485,661
                                            ------------         ------------         ------------         ------------
Income (loss) from operations                  1,360,439              (41,750)             351,335              106,164
Other income(expense):
Interest expense, net                            (24,649)             (58,055)              (2,148)             (19,668)
                                            ------------         ------------         ------------         ------------
Income (loss) before income taxes              1,335,790              (99,805)             349,187               86,496

Provision (Benefit) for income taxes              99,085               23,500                   97               13,043
                                            ------------         ------------         ------------         ------------
Net income (loss)                           $  1,236,705         $   (123,305)        $    349,090         $     73,453
                                            ============         ============         ============         ============

Net income (loss) earning per share:
Basic                                       $       0.57         $      (0.07)        $       0.16         $       0.03
                                            ============         ============         ============         ============
Diluted                                     $       0.53         $      (0.07)        $       0.15         $       0.03
                                            ============         ============         ============         ============

Note: Earnings per share have been restated to reflect the one-for-four reverse split that occurred on January 7, 2004.

                           THE A CONSULTING TEAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS




                                                               DECEMBER 31,            DECEMBER 31,
                                                                   2004                    2003
                                                            -----------------        ---------------
                                                               (UNAUDITED)


ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                     $2,493,104                  $1,409,623
Accounts receivable                                            3,810,759                   3,423,271
Other current assets                                             399,704                     189,609
                                                              ----------                  ----------
Total Current Assets                                           6,703,567                   5,022,503
Investment at cost                                                87,059                     368,059
Property and equipment, net                                      556,896                     680,295
Intangibles and Goodwill, net                                  1,175,631                   1,244,964
Deposits and Other                                               126,363                      57,874
                                                              ----------                  ----------
Total Assets                                                  $8,649,516                  $7,373,694
                                                              ==========                  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                           $2,213,139                  $1,949,309
Other liabilities                                                 13,479                     231,067
                                                              ----------                  ----------
Total liabilities                                              2,226,618                   2,180,377
Total shareholders' equity                                     6,422,898                   5,193,318
                                                              ----------                  ----------
Total liabilities and shareholders' equity                    $8,649,516                  $7,373,694
                                                              ==========                  ==========